EXHIBIT 99.1

OPTi Enters into Patent License and Arbitration Settlement Agreement with NVIDIA Corporation

Palo Alto, CA, September 29, 2010 – OPTi Inc. (OTCBB:OPTI) announces that it has entered into a patent licensing and arbitration settlement agreement with NVIDIA Corporation (“NVIDIA”).   Under the terms of the agreement, not later than October 1, 2010, OPTi will receive one lump sum payment of $2,000,000 for granting NVIDIA a fully paid-up license to the Pre-Snoop patents under the terms of the license agreement that was the subject of a pending arbitration between the parties.

On December 3, 2009, the Company announced that it initiated arbitration against NVIDIA because OPTi believed that NVIDIA breached the terms of a license agreement between NVIDIA and OPTi, dated August 3, 2006.  The parties had entered into the August 3, 2006 license agreement in settlement of patent infringement claims that OPTi had brought against NVIDIA.  The August 3, 2006 license agreement provided that OPTi was to receive quarterly royalty payments of $750,000 commencing in February 2007 and continuing as long as NVIDIA continued to use OPTi's pre-snoop technology up to a maximum of 12 such payments.  OPTi filed an earlier arbitration against NVIDIA and was awarded five quarterly payments, totaling $3,750,000, for the period of February 1, 2007 to April 30, 2008.  Because OPTi believed that NVIDIA had continued to use the pre-snoop technology, but had not made any of the required quarterly payments since the last arbitration ruling, OPTi initiated the December 2009 arbitration.  The agreement announced today resolves all issues in the December 2009 arbitration and represents the final payment that will be received by OPTi from NVIDIA under the August 3, 2006 License Agreement.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended that involve risks and uncertainties.  Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form 10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:
Bernard Marren, President & CEO
Michael Mazzoni, CFO
(650) 213-8550